Exhibit 10.2

AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into as of March 16, 2015 between The North American Coal Corporation, a Delaware corporation (“NACoal”), and Otter Tail Power Company, a Minnesota corporation (“Otter Tail”), Northern Municipal Power Agency, a political subdivision and municipal corporation of the State of Minnesota (“Northern Municipal”), Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., a Delaware corporation (“Montana-Dakota”), and Northwestern Corporation, a Delaware corporation doing business as NorthWestern Energy (“NorthWestern” and, together with Otter Tail, Northern Municipal and Montana-Dakota, “Buyer”). All capitalized terms not defined herein shall have the meanings assigned to them in the Lignite Sales Agreement, dated as of October 10, 2012, between Coyote Creek Mining Company, L.L.C., a Nevada limited liability company and subsidiary of NACoal (“Seller”), and Buyer, as amended by First Amendment dated as of January 30, 2014 and as amended by Second Amendment dated as of the date hereof (the “LSA”).
RECITALS
WHEREAS, in accordance with the LSA, Buyer and Seller have agreed to finance the development and operation of the Mine utilizing Seller’s Lenders;
WHEREAS, Seller’s Lenders have agreed to provide financing to Seller on the condition that Buyer and Seller enter into a Second Amendment to the LSA; and
WHEREAS, Buyer is willing to enter into such Second Amendment to the LSA on the condition that Buyer and NACoal enter into this Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NACoal and Buyer agree as follows:
1.Early Termination of LSA by Buyer - Purchase Obligation. In the event Buyer notifies Seller that Buyer will terminate the LSA on or after January 1, 2024, NACoal shall, simultaneously with the termination of the LSA:

(a) purchase from Seller; or
(b) if Buyer has exercised its rights under Section 6.2 of the LSA to purchase the Dragline and/or the Rolling Stock from Seller, purchase from Buyer all right, title and interest in (i) the Dragline, pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the then Net Book Value of the Dragline; and (ii) the Rolling Stock, pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the then Net Book Value of the Rolling Stock. If Seller’s or Buyer’s right, title and interest in the Rolling Stock is as lessee under a lease, NACoal’s obligation hereunder shall be satisfied if NACoal takes assignment of all lessee rights under such lease and if NACoal assumes responsibility for all lessee obligations under such lease.
2.Make-Whole Amount. The Note Purchase Agreement, dated March 16, 2015 (the “NPA”), between Seller, as issuer of promissory notes issued thereunder (“Notes”), and the purchasers of such Notes (the “Purchasers”) provides for the payment of a make-whole amount (the “Make-Whole Amount”) by Seller under certain circumstances. Notwithstanding any provision of the LSA to the contrary, in the event that a Make-Whole Amount becomes due and payable by Seller, NACoal shall pay such Make-Whole Amount directly to the Designated Account set forth in the letter agreement between Seller and Buyer related to the NPA unless such Make-Whole Amount is due and payable as a result of any of the events set forth below, and in the case of each such event, Buyer shall be responsible for and shall pay any such Make-Whole Amount directly to such Designated Account:

(a)
a breach, violation or default by Buyer of or under (i) the LSA, (ii) the acknowledgement letter, dated March 16, 2015, executed by Buyer and Seller and delivered to the Purchasers in connection with the NPA, or (iii) the letter agreement, dated March 16, 2015, executed by Buyer and Seller in connection with the NPA;

(b)	the exercise by any Utility of its rights under Section 6.2 of the LSA;

(c)	a termination of the LSA by Buyer pursuant to Section 13.1, Section 16.1 or Section 16.2 of the LSA;

(d)	a termination of the LSA by Seller pursuant to Section 15.6(a) of the LSA; or

(e)
the insolvency of any Utility, the filing of a voluntary petition of bankruptcy by any Utility, the appointment of a receiver or trustee for the benefit of creditors of any Utility, or the execution by any Utility of an assignment for the benefit or creditors.

3.Assignment-Related Obligations. Buyer may elect to provide notice to NACoal and Seller in the event that one or more Utilities intend to be purchased in a stock acquisition by a third party or a Utility, to sell its ownership interest in the Plant to a third party or a Utility, to sell substantially all of its assets to a third party or a Utility, or to merge with a third party or a Utility, or to consummate another type of transaction with a third party or a Utility, in each case in a manner that may be prohibited by Section 22.11 of the LSA (an “Unanticipated Assignment”).

Such notice shall describe the Unanticipated Assignment and its expected closing date (“Estimated Closing Date”) in detail sufficient to allow Seller, in Seller’s reasonable opinion, to comply with Buyer’s instruction to use reasonable efforts, taking into account the diversity and overall credit rating of the Plant’s owners after the consummation of the Unanticipated Assignment, to do one or more of the following:
(a) obtain the affected Seller’s Lenders’ consent(s) to the Unanticipated Assignment free of revisions to the terms of the affected Seller’s Loans and Leases;
(b) obtain the affected Seller’s Lenders’ consent(s) to the Unanticipated Assignment pursuant to an agreement containing revisions to the terms of the affected Seller’s Loans and Leases;
(c) arrange commercially reasonable replacement financing(s) for the affected Seller’s Loans and Leases; or

(d)	obtain payoff letter(s) for affected Seller’s Loans and Leases as of the Estimated Closing Date.
During the period following receipt of such notice until two weeks prior to the Estimated Closing Date, NACoal shall cause Seller to use reasonable efforts to comply with Buyer’s instruction and to keep Buyer reasonably informed of Seller’s progress. NACoal shall not permit Seller to agree to revised terms of existing Seller’s Loans and Leases under Section 3(b) or replacement financing terms under Section 3(c) without Buyer’s consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall be solely responsible for all consequences of the consummation of any Unanticipated Assignment under Seller’s Loans and Leases and shall indemnify and hold harmless Seller from and against the same.
4.Direct Obligations.    The obligations of NACoal under Section 1 of this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies by Buyer.

5.Bankruptcy.    The obligations of NACoal under this Agreement shall remain in full force and effect without regard to, and shall not be released, discharged or in any way modified or otherwise affected by any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, dissolution, liquidation or similar proceeding with respect to Seller or the properties or the creditors of Seller or any action taken by any trustee or receiver or by any court in any such proceeding.

6.No Setoff Rights. NACoal expressly waives any rights to setoff against Buyer that would reduce or eliminate NACoal’s obligations under Section 1 of this Agreement.

7.Representations and Warranties. NACoal represents and warrants to Buyer as follows:

(a)	NACoal is a corporation duly organized and validly existing under the laws of the State of Delaware;

(b)	the execution and delivery of this Agreement and NACoal’s obligations hereunder have been duly authorized by NACoal’s Board of Directors;

(c)
neither the execution and delivery of this Agreement or the performance by NACoal of its obligations hereunder shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of or constitute a default under any material agreement to which NACoal is a party, or any judgment, order, award or decree to which NACoal is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of NACoal;

(d)
this Agreement constitutes a valid and binding obligation of NACoal and is enforceable against NACoal in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(e)
there is no action, proceeding or investigation pending, or, to the best knowledge of NACoal, threatened against it which individually, or in the aggregate, would impair in any material way NACoal’s ability to perform its obligations hereunder.

8.Correspondence Address. All communications in connection with this Agreement shall be given in writing and shall be mailed by registered or certified first-class mail, postage prepaid, sent by nationally recognized overnight delivery service or e-mailed as follows:

If to NACoal:
The North American Coal Corporation
5340 Legacy Drive, Building 1, Suite 300
Plano, Texas 75024
Attention: Vice President, General Counsel and Secretary
Email: john.neumann@nacoal.com

If to Buyer:

Otter Tail Power Company
215 South Cascade Street
Fergus Falls, MN 56537
Attn: Manager, Supply Engineering
Email: wswanson@otpco.com

Coyote Station
6240 13th St SW
Beulah, ND 58523-0339
Attn: Plant Manager
Email: bzimmerman@otpco.com

9.Severability.     In the event that any one or more provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.Amendment. Any modification, waiver or amendment of the terms of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed and delivered by NACoal and Buyer. No such modification, waiver or amendment shall serve to limit, reduce or waive NACoal’s obligations under this Agreement except as expressly set forth in such modification, waiver or amendment.

11.Governing Law. This Agreement shall be governed by and be construed in accordance with the internal laws of the State of North Dakota, without regard to the conflicts of laws principles thereof (whether of the State of North Dakota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than North Dakota.

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IN WITNESS WHEREOF, NACoal and Buyer have executed this Agreement as of March 16, 2015.
THE NORTH AMERICAN COAL CORPORATION

By:	/s/ J. Patrick Sullivan, Jr.
Name: J. Patrick Sullivan, Jr.
Title: Vice President and CFO

Attest:	/s/ John Neumann
Name: John Neumann, Secretary

OTTER TAIL POWER COMPANY

By:	/s/ Timothy J. Rogelstad
Name: Timothy J. Rogelstad
Title: President

Attest:	/s/ Jennifer O. Smestad
Name: Jennifer O. Smestad

NORTHERN MUNICIPAL POWER AGENCY

By:	/s/ Lucas Spaeth
Name: Lucas Spaeth
Title: Vice President

Attest:	/s/ Darlene Monsebroten
Name: Darlene Monsebroten, Secretary

MONTANA-DAKOTA UTILITIES CO.
a Division of MDU Resources Group, Inc.

By:	/s/ Nicole Kivisto
Name: Nicole Kivisto
Title: President and Chief Executive Officer

Attest:	/s/ Daniel S. Kuntz
Name: Daniel S. Kuntz

NORTHWESTERN CORPORATION
d/b/a NorthWestern Energy

By:	/s/ Robert C. Rowe
Name: Robert C. Rowe
Title: President and CEO

Attest:	/s/ Emily Larkin
Name: Emily Larkin

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